Exhibit 10.1
Amendment to Agreement
This Amendment to Agreement (this “Amendment”), dated effective as of August 18, 2009 (the “Effective Date”), is by and between S1 Corporation (the “Company”) and Paul Parrish (the “Executive”).
RECITALS
A. The Company and the Executive entered into an Agreement dated December 17, 2008 (the “Agreement”); and
B. The Company and the Executive wish to amend the Agreement in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of these premises and mutual agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendment to Agreement. Section 1 of the Agreement shall be amended and restated in its entirety as follows:
1. At-Will Employment/Compensation. This Agreement does not create a contract for employment or a contract for benefits. Your employment with the Company shall be and remain at all times an at-will relationship. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without Cause, and with or without notice. While You are employed by the Company (or any of its affiliates) (i) the Company shall pay You an annual base salary at the rate of $300,000 per year (which base salary will be reviewed at least annually and may be increased at the discretion of the Company), and (ii) You shall be eligible to receive an annual on-target cash bonus of up to $160,000 for each calendar year (a “Bonus Calendar Year”) occurring while You are employed by the Company (or any of its affiliates) (pro-rated for any period that is less than 12 months), based on the attainment of specific Company and individual performance targets during such Bonus Calendar Year as may be assigned by the Company annually. Such annual bonus for a given Bonus Calendar Year shall be paid no later than March 15th of the calendar year immediately following such Bonus Calendar Year.
2. No Other Changes; Defined Terms. Except as provided above, the terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

S1 CORPORATION
By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

THE EXECUTIVE
/s/ Paul Parrish
Paul Parrish